EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

INDUSTRY PARTICIPANTS MOVE TO EMULATE ASHFORD’S
REVOLUTIONARY EXTERNAL ADVISORY AGREEMENT

DALLAS, September 26, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that REIT industry participants have already moved to emulate the revolutionary external advisory agreement that it has developed for its spin-off of Ashford Prime. While other externally-advised REITs are changing their advisory agreements to look more like Ashford Trust’s and to be more aligned with shareholders, the structure that Ashford Trust has developed for its spin-off of Ashford Prime continues to be the industry benchmark in terms of advisor and management alignment with shareholders.
Some of the features that continue to differentiate the Ashford Prime external advisory agreement from other external advisory agreements in the REIT industry include:

•	External advisor owned by a publicly traded company.

•	Base management fee calculated on market-based total enterprise value.

•	Incentive fee based upon total stockholder return outperformance compared to a peer group.

•	Up to 50% of the incentive fee may be paid in common stock or in common units of the Ashford Prime operating partnership, at Ashford Prime’s discretion and subject to certain limitations.

•	Significant advisor and employee ownership, the majority of which will be partnership units which will not have any voting power on matters voted on by stockholders.

•	Advisory agreement can be terminated for a fee upon a change of control of Ashford Prime.
“We decided on the externally-advised structure for Ashford Prime for several reasons. The structure enables investors to benefit from the experience of a management team with one of the best track records in our sector, will reduce the G&A expense burden by avoiding duplication, and provides for management incentives only in the event of outperformance versus a defined peer group,” commented Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “While we have already seen some other REIT participants move to copy this revolutionary structure, we still believe ours is the most shareholder-friendly and provides the strongest alignment with shareholders in the REIT space. We look forward to completing the spin-off of Ashford Prime sometime in the fourth quarter.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Ashford Hospitality Prime will be a conservatively capitalized real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels located predominantly in domestic and international gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; the degree and nature of our competition; the satisfaction of the conditions to the completion of the spin-off; and the estimated timing of completion. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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